Exhibit 99

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS ANNOUNCES STOCK REPURCHASE PROGRAM
LAUREL, Mississippi (April 28, 2008) — Sanderson Farms, Inc. (NASDAQ:SAFM) today announced that its Board of Directors has approved a plan under which the Company may repurchase up to 225,000 shares of its common stock over the next four years. Under the stock repurchase program, shares may be purchased from time to time at prevailing prices in open market transactions, subject to market conditions, share price and other considerations. Sanderson Farms currently has approximately 20.3 million shares of common stock outstanding.
     “We are pleased that the Board of Directors has authorized this share repurchase program,” commented Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms. “The primary purpose of this repurchase program is to allow the Company to offset dilution resulting from our equity compensation programs. It also represents a good use of our corporate funds and reflects our confidence in Sanderson Farm’s future.”
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Stock Market, LLC under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2007 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s first quarter ended January 31, 2008.
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